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                                                                   Exhibit 23.3

                                 [LETTERHEAD OF
                           SHACHAK PEER REZNICK & CO.]


                       Consent of Independent Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Geotek Communications, Inc. of our report and explanatory paragraph as to Geotek Technologies Israel
(1992) Ltd.'s ability to continue as a going concern dated March 17, 1998 on our audits of the financial statements of Geotek Technologies Israel (1992) Ltd. (f/k/a PowerSpectrum Technology Ltd.) as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, which report appears in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.






/s/ SHACHAK PEER REZNICK & CO.

Certified Public Accountants (Isr.)

March 17, 1998

Ramat - Gan, Israel